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BAKER BOTTS L.L.P.                         ONE SHELL PLAZA        AUSTIN
                                           910 LOUISIANA          BAKU
                                           HOUSTON, TEXAS         DALLAS
                                           77002-4995             HOUSTON
                                           713.229.1234           LONDON
                                           FAX 713.229.1522       NEW YORK
                                                                  RIYADH
                                                                  WASHINGTON


   July 11, 2002                                                       EXHIBIT 5

Cabot Oil & Gas Corporation
1200 Enclave Parkway
Houston, TX  77077

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Cabot Oil & Gas Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of an additional 1,200,000 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), in connection with the Company's Second Amended and Restated 1994 Long-Term Incentive Plan and an additional 200,000 shares of Common Stock in connection with the Company's Second Amended and Restated 1994 Non-Employee Director Stock Option Plan (collectively, the "Plans"), we are passing upon certain legal matters in connection with such 1,400,000 shares of Common Stock (the "Shares") for the Company. At your request, we are furnishing this opinion to you for filing as Exhibit 5 to the Registration Statement.

     In our capacity as your counsel in the connection referred to above, we have examined the Plans, the Certificate of Incorporation, as amended, and Amended and Restated Bylaws of the Company and the originals, or copies, certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

     Based on our examination as aforesaid, we are of the opinion that:

          1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

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BAKER BOTTS L.L.P.

Cabot Oil & Gas Corporation             2                         July 11, 2002

          2. Upon the issuance by the Company of the Shares pursuant to the provisions of each of the Plans and receipt of any consideration therefore provided in the applicable Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filling of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Baker Botts L.L.P.

JDK/ANM